CONSENT OF INDEPENDENT AUDITORS

We consent to the use in the Registration Statement of Cornerstone Bancshares, Inc. of our report dated January 16, 2004 on the financial statements of Cornerstone Bancshares, Inc. as of December 31, 2003 and 2002 and for the three years ended December 31, 2003, with respect to the financial statements of Cornerstone Bancshares, Inc.

/s/ Hazlett, Lewis & Bieter, PLLC

Chattanooga, Tennessee
September 30, 2004